Exhibit 5.1

370 Seventeenth Street
Republic Plaza, Suite 4800
Denver, Colorado 80202-5698
Telephone: 303/825-0800
Berenbaum, Weinshienk & Eason P. C. Attorneys at Law	Facsimile: 303/629-7610

October 29, 2007

Evergreen Energy Inc.

Evergreen Operations, LLC

KFx Plant, LLC

KFx Operations, LLC

Landrica Development Company

Buckeye Industrial Mining Co.

c/o Evergreen Energy Inc.

1225 17th Street, Suite 1300

Denver, Colorado 80202

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Evergreen Energy Inc., a Delaware corporation (“Evergreen”) and the Subsidiary Guarantors (as defined below), in connection with the registration by Evergreen and the Subsidiary Guarantors pursuant to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of an aggregate of $95,000,000 of 8.00% Convertible Secured Notes due August 1, 2012 (the “Notes”), up to 18,095,239 shares of Evergreen common stock, par value $0.001 per share (“Common Stock”) and senior guarantees of Evergreen Operations, LLC (“Evergreen Operations”), KFx Plant, LLC (“KFx Plant”), KFx Operations, LLC (“KFx Operations”), Buckeye Industrial Mining Co. (“Buckeye”), and Landrica Development Company (“Landrica”) (Evergreen Operations, KFx Plant, KFx Operations, Buckeye and Landrica are referred to collectively as the “Subsidiary Guarantors;” the guarantees of the Subsidiary Guarantors are referred to collectively as the “Guarantees;” and the Guarantees, Common Stock and Notes together shall be referred to as the “Securities”).  The Notes were issued pursuant to the Indenture dated July 30, 2007 between Evergreen, the Subsidiary Guarantors and the U.S. National Bank Association, as trustee (the “Indenture”).

In connection with this opinion, we have examined originals or copies of the Indenture, the Notes and such other documents, corporate records, certificates of public officials and other instruments and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness, authenticity and conformity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law and the Limited Liability Company Act of the State of Delaware, the laws of the State of New York, the Ohio General Corporation Law, the South Dakota Business Corporation Act,

 and the Wyoming Limited Liability Company Act.  We are not licensed to practice law in the States of Ohio, South Dakota and Wyoming and, accordingly, our opinions as to the Ohio General Corporation Law, the South Dakota Business Corporation Act and the Wyoming Limited Liability Company Act are based solely on a review of the official statutes of the States of Ohio, South Dakota and Wyoming and the reported judicial decisions interpreting such statutes.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.  In rendering the opinions set forth below, we have assumed that, at the time of each issuance of Common Stock, there will be available a sufficient number of authorized and available shares of Evergreen’s Common Stock that are not otherwise reserved for issuance for another purpose.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes and Guarantees constitute valid and binding obligations of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law), and (ii) following its issuance upon conversion of the Notes in accordance with the terms of the Notes, the Common Stock will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

Berenbaum, Weinshienk & Eason, P.C.

By:	BERENBAUM, WEINSHIENK & EASON, P.C.
Berenbaum, Weinshienk & Eason, P.C.